Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Annual Report on Form 10-K/A of our report dated November 19, 2013 on our audit of the consolidated balance sheet of China Housing & Land Development, Inc. as at December 31, 2012 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the year ended December 31, 2012.

Chartered Accountants

/s/ MNP LLP

Toronto, Canada

November 19, 2013